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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b),(c) AND (d)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 4)

                           GOLDEN STAR RESOURCES LTD.
                  --------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                  --------------------------------------------
                         (Title of Class of Securities)

                                    38119T104
                  --------------------------------------------
                                 (CUSIP Number)


                  --------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

  Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                   [_]Rule 13d-1(b)

                                   [X]Rule 13d-1(c)

                                   [_]Rule 13d-1(d)


         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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=========================                                =====================
  CUSIP No. 38119T104                 13G                  Page 2 of 7 Pages
=========================                                =====================

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Knott Partners, L.P.
      T.I.N. #11-2835793
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New Jersey, U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER:
                     5
     NUMBER OF            420,400
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      6
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     7
    REPORTING             420,400
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9
      420,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

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=========================                                =====================
  CUSIP No. 38119T104                 13G                  Page 3 of 7 Pages
=========================                                =====================

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      David M. Knott
      S.S. ####-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER:
                     5
     NUMBER OF            420,400
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      6
     OWNED BY             232,570
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     7
    REPORTING             420,400
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH          8
                          248,884
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9
      669,284
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      1.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

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========================                                     ===================
CUSIP No. 38119T104                      13G                 Page 4 of 7 Pages
========================                                     ===================

Item 1(a)  Name of Issuer:

           Golden Star Resources Ltd.

Item 1(b)  Address of Issuer's Principal Executive offices:

           10579 Bradford Road, Suite 103
           Littleton, Colorado 80127

Item 2(a)  Name of Person Filing:

           1.       Knott Partners, L.P.
           2.       David M. Knott

Item 2(b)  Address of Principal Business Office or, if none, residence:

           1.       485 Underhill Boulevard, Suite 205
                    Syosset, New York 11791
           2.       485 Underhill Boulevard, Suite 205
                    Syosset, New York 11791

Item 2(c)  Citizenship:

           1.       New Jersey (Place of Organization)
           2.       United States of America

Item 2(d)  Title of Class of Securities:

           Common Stock

Item 2(e)  CUSIP Number:

           38119T104

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========================                                     ===================
CUSIP No. 38119T104                      13G                 Page 5 of 7 Pages
========================                                     ===================


Item 3     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
           (c), check whether the person filing is a:

(a)   [_]  Broker or dealer registered under Section 15 of the Exchange Act;

(b)   [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)   [_]  Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d)   [_]  Investment company registered under Section 8 of the Investment
           Company Act;

(e)   [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)   [_]  An employee benefit plan, or endowment fund in accordance with rule
           13d-1(b)(l)(ii)(F);

(g)   [_]  A parent holding company, or control person, in accordance with Rule
           13d-1(b)(1)(ii)(G);

(h)   [_]  A savings association as defined in Section 3(b) of the Federal
           Deposit Insurance Act;

(i)   [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)   [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant Rule 13d-1(c), check this box [X]

Item 4     Ownership:
       1.  Knott Partners, L.P.
           See Rows 5 through 9 and 11 on the corresponding cover page for this person.

       2.  David M. Knott
           See Rows 5 through 9 and 11 on the corresponding cover page for this person.

Item 5     Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

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========================                                     ===================
CUSIP No. 38119T104                      13G                 Page 6 of 7 Pages
========================                                     ===================


Item 6   Ownership of More than Five Percent on Behalf of Another Person

                                         N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         N/A

Item 8   Identification and Classification of Members of the Group

         N/A

Item 9   Notice of Dissolution of Group

         N/A

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========================                                     ===================
CUSIP No. 38119T104                      13G                 Page 7 of 7 Pages
========================                                     ===================


Item 10 Certification

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        KNOTT PARTNERS, L.P.

                                                      February 12, 2002
                                        ---------------------------------------
                                                             Date

                                                    /S/ David M. Knott
                                        ---------------------------------------
                                                          Signature

                                            David M. Knott/General Partner
                                        ---------------------------------------
                                                        Name/Title

                                                      February 12, 2002
                                        ---------------------------------------
                                                             Date

                                                    /S/ David M. Knott
                                        ---------------------------------------
                                                          Signature

                                                      David M. Knott
                                        ---------------------------------------
                                                         Name